UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2008

DOMINION HOMES, INC.

(Exact Name of Registrant as Specified in Charter)

Ohio	0-23270	31-1393233
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 Tuttle Crossing Boulevard, P.O. Box 4900, Dublin, Ohio	43016-0993
(Address of Principle Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 356-5000

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 20, 2008, Dominion Homes, Inc. (the “Company”) received a Nasdaq Staff Determination (the “Staff Determination Letter”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Nasdaq Staff had on December 17, 2007 notified the Company that the Company’s common stock had not maintained a minimum market value of publicly held shares of $5,000,000 over the previous 30 consecutive trading days as required for continued inclusion by Marketplace Rule 4450(a)(2) (the “Rule”) and in accordance with Marketplace Rule 4450(e)(1), the Company was provided 90 calendar days, until March 17, 2008, to regain compliance with the Rule.

The Staff Determination Letter states that the Company has not regained compliance in accordance with Marketplace Rule 4450(e)(1) and that, as a result trading of the Company’s common stock will be suspended at the opening of business on March 31, 2008, unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (the “Nasdaq Listing Panel”). Any such request for a hearing must be made on or before March 27, 2008 and will stay the delisting of the Company’s common stock until the Nasdaq Listing Panel reaches a decision regarding the Staff’s determination. The Company does not presently intend to request such a hearing. Following delisting the Company believes its common shares will be eligible for quotation through the OTC Bulletin Board quotation service. The Company cannot, however, provide assurance that its common shares will be quoted on the OTC Bulletin Board, or in any other market or quotation service, following the delisting from the Nasdaq Global Market.

On March 7, 2008, the Company filed its annual report on Form 10-K with the Securities and Exchange Commission which included an audit report by the Company’s independent registered public accounting firm containing a going concern qualification. The Staff Determination Letter states that the Company has not complied with Marketplace Rule 4350(b)(1)(B), which requires any NASDAQ listed issuer that receives an audit opinion that contains a going concern qualification to make a public announcement to that effect through the news media no later than seven calendar days following the filing of such audit opinion, which serves as an additional basis for delisting the Company’s common stock from The Nasdaq Global Market.

As required by Marketplace Rule 4804(a), the Company has issued a press release as of March 21, 2008 reporting the receipt of the Staff Determination Letter, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The attached press release includes the additional public announcement required by Marketplace Rule 4350(b)(1)(B).

On January 18, 2008 the Company announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by a buyout group consisting of companies affiliated with Angelo Gordon & Co., L.P. and Silver Point Capital L.P. and the Company’s largest shareholder BRC Properties, Inc. Under the terms of the Merger Agreement the Company’s shareholders (other than the buyout group) will receive $0.65 in cash for each Company common share. The transaction is expected to close in the first half of 2008 and it is subject to receipt of shareholder approval and satisfaction of customary closing conditions. Upon completion of the merger, the Company will cease to be a publicly traded company.

Additional Information and Where to Find It

In connection with the proposed merger and required shareholder approval, the Company will file with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the shareholders of the Company. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE MERGER AGREEMENT. When these documents become available, the Company’s shareholders may obtain free copies of them and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov. In addition, the Company’s shareholders may also obtain copies of the documents filed by the Company with the SEC by directing a request by mail or telephone to Dominion Homes, Inc., Attn.: Secretary, 4900 Tuttle Crossing Boulevard, Dublin, OH 43016, telephone: (614) 356-5000, or by going to the Company’s Investors page on its corporate web site at http://www.dominionhomes.com.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the merger. Shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the merger, which may be different than those of the Company’s shareholders generally, by reading the preliminary and definitive proxy statements regarding the merger, when filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Exhibit
99.1	Press release dated March 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

Date March 21, 2008	By	/s/ William G. Cornely
William G. Cornely,
Executive Vice President — Finance, Chief Financial Officer and Chief Operating Officer

Exhibit Index

Exhibit Number	Exhibit
99.1	Press release dated March 21, 2008